NEWS RELEASE

	Contacts:	Rob Capps, EVP & Co-COO Mitcham Industries, Inc. 936-291-2277
FOR IMMEDIATE RELEASE		Jack Lascar / Jenny Zhou Dennard ? Lascar Associates 713-529-6600

MITCHAM INDUSTRIES ANNOUNCES PASSING OF
CHIEF EXECUTIVE OFFICER BILLY F. MITCHAM JR.

HUNTSVILLE, TX – September 21, 2015 – With deep sadness, Mitcham Industries, Inc. (NASDAQ: MIND) announced today that President and CEO Billy F. Mitcham Jr. has passed away. Mr. Mitcham, the original founder of the Company, served as the President and Chief Executive Officer of the Company from 1987 until his untimely and unexpected death. During his more than 35-year tenure at Mitcham Industries, he was instrumental in building the company into the largest independent lessor of advanced seismic equipment to the global seismic industry. Messrs. Robert Capps and Guy Malden, who were recently promoted to co-Chief Operating Officers of the Company, will become interim co-CEOs, effective immediately.

Peter H. Blum, Chairman of Mitcham Industries, commented, “It is with great sadness that we mourn the passing of Bill Mitcham. Bill was a great leader with a strong strategic vision and a wonderful and trusted friend to all who knew him. His knowledge of the seismic industry was second to none, and he was universally respected both within our company and in our industry. Our thoughts and prayers are with the Mitcham family.”

ABOUT MITCHAM INDUSTRIES
Mitcham Industries, Inc., a geophysical equipment supplier, offers for lease or sale, new and “experienced” seismic equipment to the oil and gas industry, seismic contractors, environmental agencies, government agencies and universities. Headquartered in Texas, with sales and services offices in Calgary, Canada; Brisbane, Australia; Singapore; Ufa, Bashkortostan, Russia; Budapest, Hungary; Lima, Peru; Bogota, Colombia and the United Kingdom, Mitcham conducts operations on a global scale and is the largest independent exploration equipment lessor in the industry. Through its Seamap business, the Company designs, manufactures and sells specialized seismic marine equipment.

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